EXHIBIT 10.2

AGREEMENT

This AGREEMENT (this “Agreement”) dated June 10, 2008, is by and among PMI Guaranty Co., a New Jersey domiciled insurance company (“PGC”), Financial Guaranty Insurance Company, a New York domiciled insurance company (“FGIC”) and Assured Guaranty Re Ltd., a Bermuda insurance company (formerly known as Assured Guaranty Re International Ltd.) (“AG Re”).

WITNESSETH:

WHEREAS, FGIC and PGC have entered into a Facultative Reinsurance Agreement (the “PGC Reinsurance Agreement”) dated December 29, 2006, pursuant to which FGIC has ceded as reinsurance to PGC, and PGC has agreed to accept as reinsurance, the percentage or other applicable share of each of the policies (the “Policies”) identified on Schedule I hereto;

WHEREAS, FGIC and PGC desire to terminate the PGC Reinsurance Agreement with respect to the Policies;

WHEREAS, FGIC desires to cede as reinsurance to AG Re, and AG Re has agreed to accept as reinsurance, the Policies pursuant to the terms of the Facultative Reinsurance Agreement (the “AG Re Reinsurance Agreement”), dated as of December 23, 2004, between FGIC and AG Re;

WHEREAS, FGIC’s agreement to terminate the PGC Reinsurance Agreement with respect to the Policies is expressly conditioned on AG Re’s agreement to reinsure the Policies and PGC’s agreement to pay to FGIC the amount specified in Section 1(d) below;

WHEREAS, AG Re’s agreement to reinsure the Policies is based upon, and subject to performance of, FGIC’s and PGC’s agreement to pay to AG Re the amounts specified in Sections 1(d) and 2(b), respectively, below;

WHEREAS, PGC desires to indemnify AG Re against losses with respect to the Policies identified on Schedule II hereto (the “Indemnified Policies”).

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Release and Discharge of PGC Reinsurance Agreement.

(a) FGIC and PGC acknowledge and agree that with effect from 12:01 a.m. Eastern Time on the date hereof, PGC’s obligations under the PGC Reinsurance Agreement with respect to the Policies shall be released and discharged in all respects and all of the respective rights and obligations of FGIC and PGC thereunder are irrevocably and unconditionally cancelled and terminated.

(b) Each of FGIC and PGC fully, finally, unconditionally and irrevocably releases and discharges the other party from any obligations, claims or liabilities (of any nature whatsoever, whether now existing, hereafter arising or contingent and whether known or unknown) of the other party arising out of or to be performed under the PGC Reinsurance Agreement with respect to the Policies.

(c) In consideration of FGIC’s agreement to terminate the PGC Reinsurance Agreement with respect to the Policies and FGIC’s release and waiver of rights set forth in (f) below, PGC shall pay to FGIC on the date hereof and as a condition to such termination, by wire transfer to an account identified by FGIC, cash in an amount equal to $4,643,178, representing the unearned statutory premium reserves with respect to the Policies of $5,854,721 less a ceding commission of $1,211,543.

(d) In consideration of AG Re’s agreement to reinsure the Policies and thereby facilitate the termination of the PGC Reinsurance Agreement with respect to the Policies, PGC shall pay to AG Re on the date hereof and as a condition to such termination, by wire transfer to an account identified by AG Re, cash in an amount equal to (x) $8,977,466 less (y) $89,774.66, such amount to be withheld by PGC in respect of Federal excise tax, for a net payment of $8,887,691.34

(e) Each of PGC and FGIC hereby represents and warrants to the other of them and to AG Re that no consent, approval, authorization, order, registration or qualification of or with any governmental body in the United States having jurisdiction over it, including without limitation, in the case of PGC, the New Jersey Department of Banking and Insurance (“NJDOBI”) and in the case of FGIC the New York State Insurance Department (“NYID”), is required to be made or obtained by it for the performance of its obligation under this Agreement, except for (i) in the case of FGIC, filing with and approval of NYID pursuant to Section 1505 of the New York Insurance Law, (ii) in the case of PGC, filing with and waiver or approval of NJDOBI pursuant to New Jersey Admin. Code 11:2-29.1 et seq. and (iii) such as have been obtained (copies of which have been furnished by the party making such filing or obtaining such approval to the other) and are in full force and effect. The effectiveness of this Agreement is subject to the filings and approvals referred to in the prior sentence having been made and obtained and being in full force and effect.

(f) FGIC hereby fully, finally, unconditionally and irrevocably releases and discharges (i) each of PGC and PMI Mortgage Insurance Company (“PMI”) from any obligations, claims or liabilities in favor of FGIC (of any nature whatsoever, whether now existing, hereafter arising or contingent and whether known or unknown) of either PGC or PMI arising out of or to be performed under the Agreement between PGC and PMI dated October 20, 2006 relating to capital support (the “Capital Support Agreement”) and (ii) The PMI Group, Inc. (“TPG”) from any obligations, claims or liabilities in favor of FGIC (of any nature whatsoever, whether now existing, hereafter arising or contingent and whether known or unknown) arising out of or to be performed under the Guarantee of TPG dated October 20, 2006 (the “Guarantee”).

FGIC hereby fully, finally, unconditionally and irrevocably relinquishes, waives and disclaims any and all rights, including rights as a third party beneficiary, it may have under or arising out of either of the Capital Support Agreement or the Guarantee and any and all rights to enforce either of them or any provision thereof.

(g) On the date hereof, AG Re shall, in accordance with Article XIV of the AG Re Reinsurance Agreement, increase any letter of credit or trust account required thereunder to an amount equal to the amount required for FGIC to receive full statutory financial credit for the reinsurance provided thereunder.

Section 2. Reinsurance of the Policies.

(a) FGIC and AG Re hereby agree that each of the Policies (including any and all incurred losses with respect thereto) shall be reinsured pursuant to the AG Re Reinsurance Agreement and shall become “Covered Policies” thereunder with effect from 12:01 a.m. Eastern Time on the date hereof. FGIC and AG Re shall simultaneously with the execution of this Agreement execute a reinsurance memorandum with respect to the Policies substantially in the form of Exhibit A to the AG Re Reinsurance Agreement.

(b) In consideration of AG Re’s agreement to reinsure the Policies, FGIC shall pay to AG Re on the date hereof and as a condition to such reinsurance, by wire transfer to an account identified by AG Re, cash in an amount equal to $4,584,631, representing the unearned statutory premium reserves with respect to the Policies of $5,854,721 less (x) a ceding commission of $1,211,543 withheld by PGC pursuant to Section 1(c) and (y) an amount of $58,547.21 to be withheld by FGIC in respect of Federal excise tax.

(c) As between FGIC and AG Re:

(i) AG Re represents that it has sufficient knowledge and experience in financial, business and other relevant matters to be capable of evaluating the risks and merits of undertaking the transactions contemplated by this Agreement. In entering into this Agreement, AG Re is not relying on any representation as to any past or present fact or circumstance, or on any representation, prediction or estimation as to any future fact or circumstance, whatsoever made by or on behalf of FGIC. Prior to AG Re’s execution and delivery of this Agreement and the AG Re Reinsurance Agreement, AG Re has (A) been given the opportunity to ask questions of, and receive answers from, FGIC concerning the terms and conditions of the cession contemplated by this Agreement and the subject matter hereof; (B) been given the opportunity to request and review such additional information necessary to evaluate the risks and merits of entering into and performing this Agreement and to verify the accuracy of or to supplement the information provided to AG Re to the extent that FGIC possesses such information; and (C) received all documents and information reasonably necessary to make the decision to enter into and perform this Agreement.

(ii) AG Re hereby knowingly and voluntarily waives any and all defenses to payment under this Agreement and the AG Re Reinsurance Agreement that are based on misrepresentation and/or non-disclosure as to the subject matter of this Agreement at or prior to AG Re’s execution and delivery hereof, and agrees not to seek rescission of this Agreement or the AG Re Reinsurance Agreement because of any actual or alleged misrepresentation and/or non-disclosure as to the subject matter hereof at or prior to AG Re’s execution and delivery of this Agreement.

Section 3. Indemnified Policies.

(a) PGC hereby agrees, subject to the Aggregate Limit, to indemnify and hold harmless AG Re from and against any and all Losses (as defined in the AG Re Reinsurance Agreement) and/or other amounts paid from time to time by AG Re under the Indemnified Policies (such Losses and other amounts are collectively referred to herein as “Indemnified Losses”). PGC’s limit of liability under or related to this Agreement with respect to the Indemnified Policies shall, notwithstanding any other provisions of this Agreement to the contrary, be $22,900,000 in the aggregate (the “Aggregate Limit”).

(i) Except as otherwise provided in Section 3(f)(ii), PGC’s obligations to indemnify AG Re as provided in subsection (i) above shall be limited to the amounts deposited in the Trust Account (as defined below) from time to time and AG Re’s sole recourse with respect to its right to indemnity as provided in subsection (i) above shall be to the assets contained in the Trust Account from time to time. This limitation shall not apply to any right which AG Re may have with respect to PGC’s failure to deposit funds in the Trust Account as provided in Section 3(f)(ii) below. AG Re shall provide to PGC a true and complete copy of each claim made by FGIC upon AG Re in respect of the Indemnified Policies and evidence of the payment of any Indemnified Losses promptly after withdrawing amounts from the Trust Account in reimbursement therefor. FGIC hereby consents to AG Re providing PGC with such information.

(b) Subject to the following sentence, as between PGC and AG Re, AG Re shall have complete and sole control of and direction of all activities, efforts and decisions relating to Indemnified Policies, including but not limited to all activities, efforts and decisions to:

(i) mitigate, investigate, negotiate, settle or defend a Loss or potential Loss;

(ii) prevent, mitigate or investigate a probable Loss or potential Loss under Indemnified Policies as to which AG Re has posted a loss reserve;

(iii) investigate and work out a Loss or potential Loss; and

(iv) protect, perfect and exercise any Recovery (as defined in (c) below) or security interests or other rights relating to any Indemnified Policy and may take any action as it may deem advisable with respect thereto.

In handling any claim made by FGIC in respect of an Indemnified Policy, AG Re shall adhere in all material respects to the claims adjusting and claims paying practices used within AG Re’s business generally, subject in all respects to subsection (e) below.

(c) All Loss settlements by AG Re (or its cedent), all Recovery settlements and all settlements with an issuer or obligor (an “Issuer”) with respect to obligations insured under a Policy (including deficiencies resulting therefrom) shall be final, conclusive and unconditionally binding upon PGC. “Recovery” shall mean any amount actually received by AG Re in reimbursement of any Loss in respect of the Indemnified Policies, whether by subrogation, salvage, reimbursement or other recovery from the Issuer or otherwise. Any Recoveries received by AG Re shall be applied first to indemnify AG Re for any Losses paid by AG Re with respect to the Indemnified Policies in excess of the amount of the Initial Deposit (“Excess Losses”), until the entire amount of Excess Losses shall have been reimbursed, and any Recoveries received thereafter shall be deposited in the Trust Account and shall be available to indemnify AG Re against any Indemnified Losses subject to the provisions of this Section 3 and the Trust Agreement.

(d) As between PGC and AG Re, it shall be the sole responsibility of AG Re to investigate and manage claims and suits involving the Indemnified Policies to their final determination.

(e) Notwithstanding any provision of this Agreement, it is understood and agreed that this Agreement shall not amend or modify any terms of the AG Re Reinsurance Agreement or any of the rights or obligations of FGIC or AG Re thereunder.

(f) PGC’s obligations under this Section 3 shall be secured by a security interest in, and a pledge of, the assets in the Trust Account. At AG Re’s reasonable request, PGC shall make all filings and registrations that may be necessary to be made by it under law to establish or evidence such security interest. AG Re and PGC shall enter into a trust agreement substantially in the form of Exhibit A hereto (the “Trust Agreement”) with a bank acceptable to AG Re which is a member of the United States Federal Reserve System or is a New York State chartered bank (the “Trustee”) for the purpose of establishing a trust account (the “Trust Account”) for the exclusive benefit and use of AG Re.

(i) On the date hereof, PGC shall transfer to the Trustee, for deposit to the Trust Account, cash or instruments of the types specified in (iii) below in an amount equal to US$22,900,000 (the “Initial Deposit”). In the event that AG Re notifies PGC that, on the basis of data obtained by AG Re from the trustees’ “INFORM” system, or similar replacement system,(pursuant to Section 4.04(c) of the Trust Agreement), the value of assets on deposit in the Trust Account as of the end of the most recent business day is less than (x) the sum of (A) the Initial Deposit plus (B) Recoveries deposited in the Trust Account pursuant to (c) above prior to such time less (y) the sum of (A) all Loss Payments (as defined in (iv) below) made prior to such time plus (B) all amounts released from the Trust Account and paid over to PGC prior to such time pursuant to Section 2.03 of the Trust Agreement, (such total of (x) less (y), the “Required Level”), PGC shall deposit within two business days (the “Two Day Period”) of the receipt of such accounting Authorized Investments (as defined below) with a fair market value not less than the amount of such deficiency. Receipt of such notice by PGC after 4:00 PM Eastern Time on any Business Day shall be deemed to have occurred on the following Business Day. In the event PGC fails to pay any such amounts within three business days after the expiration of the Two Day Period, AG Re’s exclusive remedy shall be, as provided in the Trust Agreement, to terminate the Trust and withdraw amounts equal to the Required Level (or the entire Trust

Account balance, if less than the Required Level) and deposit such amounts in a separate account, in the name of AG Re in any United States bank or trust company in trust, to secure PGC’s obligations hereunder and any references herein to the “Trust Account” shall thereafter refer to the aforementioned separate account.

(ii) The Trust Account (or in the event AG Re has exercised its exclusive remedy under Section 3(f)(ii) hereof, the separate account) shall consist solely of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types specified in subsections (1) and (2) of Section 1404(a) of the New York Insurance Law, as amended from time to time, or any successor provision of law, provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of PGC or AG Re (“Authorized Investments”).

(iii) AG Re, and any of its successors in interest (including, without limitation, any liquidator, receiver, conservator or other statutory successor of AG Re), may withdraw assets from the Trust Account at any time and from time to time, notwithstanding any other provisions herein. AG Re shall be entitled to use the amounts in the Trust Account (including any investment earnings) (i) to pay any amounts due to AG Re hereunder from PGC, including, without limitation, payment or reimbursement of Losses in respect of any Indemnified Policy (“Loss Payments”), (ii) to return to PGC any amounts in excess of 102% (or in the event AG Re has exercised its exclusive remedy under Section 2.02(c) of the Trust Agreement, 105%) of the Required Level or (iii) at such time as AG Re determines that it shall have no further actual or contingent liability to FGIC in respect of the Indemnified Policies, any remaining amounts on deposit in the Trust Account shall be returned to PGC.

(iv) The designated bank shall have no responsibility whatsoever in connection with the propriety of withdrawals from the Trust Account, or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of authorized representatives of AG Re.

(v) PGC shall be solely responsible for all U.S. income tax filings associated with the assets in the Trust Account, and such assets, for so long as they are on deposit in the Trust Account, shall be considered PGC assets for all U.S. income tax purposes.

Section 4. Expenses. Each party will bear its own expenses in connection with the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors.

Section 5. Representations and Warranties of the Parties. Each party hereby represents and warrants that it has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement is a valid and binding obligation enforceable against each party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).

Section 6. Arbitration.

(a) Any dispute, claim or other matter in question arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

(b) Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies or Lloyd’s Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

(c) The arbitration hearings shall be held in New York, New York, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(d) Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

(e) Except as provided above, arbitration shall be based, insofar as applicable, upon either the arbitration procedures of ARIAS US or the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes as the parties may agree or in the absence of any agreement, as the Company shall elect.

Section 7. Miscellaneous Provisions.

(a) The provisions of and validity and construction of this Agreement and any amendments hereto shall be governed by, and construed in accordance with the laws of the State of New York without regard to conflict or choice of law principles that would require the application of the law of any jurisdiction other than such State.

(b) This Agreement may be modified or amended only upon the written amendment signed by all of the parties hereto and any provisions herein waived only upon the written waiver signed by the party or parties entitled to enforce the provision.

(c) In the event any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining parts of this Agreement.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument.

(e) No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of each other party.

(f) The headings have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

(g) This Agreement, together with the Trust Agreement (as between PGC and AG Re) and the AG Re Reinsurance Agreement (as between FGIC and AG Re), constitutes the sole agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements or negotiations.

[Signature page to follow]

PMI GUARANTY CO.

By:	/s/
Name:
Title:

FINANCIAL GUARANTY INSURANCE COMPANY

By:	/s/
Name:
Title:

ASSURED GUARANTY RE LTD.

By:	/s/
Name:
Title: